Exhibit 10.8

CREDIT AGREEMENT



	This Agreement, dated as of December 6, 1996, is among PETCO ANIMAL SUPPLIES, INC., a Delaware corporation (the "Borrower"), the Lenders and UNION BANK OF CALIFORNIA, N.A. ("UBOC"), as
Agent.  The parties hereto agree as follows:

RECITALS

	WHEREAS, UBOC (as successor by merger to Union Bank) and the Borrower are parties to that Loan Agreement dated as of May 10, 1995 (the "Prior Loan Agreement"); and

	WHEREAS, the Lenders have agreed, on the terms and conditions herein set forth, to extend credit to the Borrower for the purposes of repaying all amounts under the Prior Loan
Agreement and making permitted acquisitions and capital expenditures and for general working capital purposes;

	NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

	As used in this Agreement:

	"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business in the pet food and supply business or related fields or all or substantially all of the assets of any firm, corporation or division thereof in the pet food and supply business or related fields, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation in the pet food and supply business or related fields which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership in the pet food and supply business or related fields.

	"Acquisition Documents" means the purchase agreement, together with all schedules and exhibits referenced therein and the legal opinions delivered in connection therewith in connection with any Acquisition.

	"Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of a LIBOR Loan, for the same Interest Period.

	"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another
Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

	"Agent" means Union Bank of California, N.A. in its capacity as administrative agent for the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor
Agent appointed pursuant to Article 10.

	"Aggregate Available Commitment" means the aggregate of the Available Commitments of all the Lenders.

	"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders.

	"Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

	"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.6 (except for changes concurred on by the Borrower's independent public accountants and the Required Lenders).

	"Applicable Lending Office" means for any Lender, its offices for LIBOR Loans and Base Rate Loans, specified in
Schedule 1 or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 10 days' prior written notice to the Agent and the Borrower, be changed by such Lender.

	"Applicable Margin": for each LIBOR Loan and for each Base Rate Loan as set forth below:

                                        LIBOR          Base
          Leverage Ratio Level          Margin     Rate Margin

               1                         .375%           0%
               2                         .50%            0%
               3                         .625%           0%
               4                         .75%            0%
               5                        1.00%            0%

	"Article" means an article of this Agreement unless another document is specifically referenced.

	"Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit C hereto.

	"Authorized Officer" means any of the chief executive officer, chief financial officer or any senior vice president
(specifically authorized by the Borrower) of the Borrower, acting singly.

	"Available Commitment" means, with respect to each Lender, the amount by which (i) the Commitment of each Lender on such date exceeds (ii) the sum of (a) the aggregate principal sum of such Lender's Loans outstanding, (b) such Lender's Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (c) such Lender's Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

	"Base Rate" means, for any day, a rate per annum equal to
(i) the Corporate Base Rate for such day plus (ii) the Applicable
Margin, in each case changing when and as the Corporate Base Rate changes.

	"Base Rate Loan" means a Loan when it bears interest at the Base Rate.

	"Borrower" means Petco Animal Supplies, Inc., a Delaware corporation, and its successors and assigns.

	"Borrowing Date" means a date on which an Advance is made hereunder.

	"Business Day" means any day (a) other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in Los Angeles, California and (b) if the applicable Business Day relates to a LIBOR Loan, on which dealings are carried on in the London interbank market.

	"Capital Expenditures" means, for any period, for any person or entity, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), by such person or entity, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such person or entity prepared in accordance with Agreement Accounting Principles (including, without limitation, all such property held under Capitalized Leases).

	"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement
Accounting Principles.

	"Closing Date" means the date on which all the conditions precedent set forth in Section 4.1 shall have been satisfied.

	"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

	"Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its name on Schedule 1 hereto or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

	"Commitment Percentage" means as to any Lender at any time, the percentage of the Aggregate Commitments then constituted by such Lender's Commitments.

	"Compliance Certificate" has the meaning set forth in
Section 6.1(v).

	"Consideration" means, with respect to any Acquisition, the aggregate consideration, in whatever form (including, without limitation, cash payments, the principal amount of promissory notes and Debt assumed, the aggregate amounts payable to acquire, extend and exercise any option, the aggregate amount payable under non-compete agreements and management agreements and the fair market value of other property delivered) paid, delivered or assumed by the Borrower and its Subsidiaries for such Acquisition and the expenses associated therewith, including all brokerage commissions, legal fees and similar expenses. Notwithstanding anything herein to the contrary, no Acquisition involving the assumption of Debt by the Borrower or its Subsidiaries shall be permitted if such assumption would violate the terms of this Agreement.

	"Consolidated Fixed Charges" means, for the Borrower and its Subsidiaries, on a consolidated basis, for any period of four consecutive fiscal quarters, the sum (without duplication) of (i) Interest Expense for such period, (ii) the aggregate principal amount of all scheduled payments of Debt (including the principal portion of rentals under Capitalized Leases) required to be made during such period and (iii) all taxes required to be paid during such period.

	"Consolidated Net Worth" means with respect to the Borrower and its Subsidiaries, the excess of total assets over total liabilities, all to be determined on a consolidated basis in accordance with Agreement Accounting Principles.

	"Control" means the power to direct or cause the direction of the management or policies of a person, whether through rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

	"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

	"Conversion/Continuation Notice" is the notice referred to in Section 2.12.

	"Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by UBOC from time to time, changing when and as said corporate base rate changes.

	"Debt" of any person or entity means (i) all indebtedness of such person or entity for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such person or entity evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such person or entity, (iv) all obligations of such person or entity as lessee under leases that have been or should be, in accordance with Agreement Accounting Principles, recorded as Capitalized Leases,
(v) all obligations of such person or entity under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i),
(ii), (iii) or (iv) above and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

	"Default" means any Event of Default and any default, event or condition that would, with the giving of any requisite notice and the passage of any requisite period of time, constitute an Event of Default.

	"Drawing Lender" has the meaning set forth in Section
2.10(iii).

	"EBITDA" means for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for taxes, (ii) depreciation and amortization, (iii) Interest Expense and (iv) all non-cash Acquisition-related costs (including charges related to fixed asset write-downs, lease cancellations and Acquisition-specific non-cash charges; provided that with regard to lease cancellations and other types of non-cash Acquisition costs, the Borrower may include initial non-cash reserves and deduct, in the following quarters, any cash payments made on the related reserves).

	"Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States; (iii) an insurance company or other financial institution or an investment fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000;
(iv) any Affiliate of an existing Lender; and (v) any other Person approved by the Agent and, in the absence of any Default, the Borrower.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

	"Eurocurrency Liabilities" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve
System.

	"Event of Default" has the meaning set forth in Section 7.

	"Facility Termination Date" means December 6, 1998.

	"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m., Los Angeles time, on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

	"Funded Debt" means the sum of the outstanding principal balance of all Debt of the Borrower and its Subsidiaries described in clauses (i), (ii), (iii) and (iv) of the definition of "Debt" set forth herein.

	"Governmental Person" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof or any governmental, quasi-governmental, judicial, public or regulatory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank and any comparable authority.

	"Governmental Rule" means any treaty, law, rule, regulation, ordinance, order, code, judgment, decree, directive, interpretation, request, guideline, policy or similar form of decision of any Governmental Person.

	"Guarantors" means International Pet Supplies and
Distribution, Inc., a California corporation, and Pet Nosh,
Consolidated Co., Inc., a New York corporation.

	"Guaranties" means, collectively, each Guaranty dated as of even date herewith executed by a Guarantor in favor of the Agent, for the benefit of the Lenders, and in form and substance satisfactory to the Agent, as it may be amended from time to time.

	"Interest Expense" means as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period (without duplication of previous amounts) and (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender's commitment to lend.

	"Interest Period" means, with respect to a LIBOR Loan, a period of one, two, three or six months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second or third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No Interest Period may end after the Facility Termination Date.

	"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

	"Letter of Credit Amount" means the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

	"Letter of Credit Request" means a request by the Borrower for the issuance of a Letter of Credit, on the Agent's standard form of standby or commercial letter of credit application and agreement, the current form of which is attached hereto as Exhibit E, and containing terms and conditions satisfactory to the Agent in its sole discretion.

	"Letter of Credit" shall have the meaning set forth in
Section 2.1.

	"Leverage Ratio Level": if the Total Debt Ratio shall be less than or equal to 1.49:1.00, the Leverage Ratio Level shall be 1; if the Total Debt Ratio shall be equal to or greater than 1.50:1.00 and equal to or less than 1.99:1.00, the Leverage Ratio Level shall be 2; if the Total Debt Ratio shall be equal to or greater than 2.00:1.00 and equal to or less than 2.49:1.00, the Leverage Ratio Level shall be 3; if the Total Debt Ratio shall be equal to or greater than 2.50:1.00 and equal to or less than 2.75:1.00, the Leverage Ratio Level shall be 4; and if the Total Debt Ratio shall be equal to or greater than 2.76:1.00, the Leverage Ratio Level shall be 5.

	"Leverage Ratio Level Certificate" is defined in Section
2.13.

	"LIBOR" means, for any Interest Period for any LIBOR Loan, the interest rate per annum obtained by dividing (a) the average of the respective rates per annum at which deposits in United States dollars are offered to the Agent in London, England in the London interbank market at 11 a.m., London time, two Business
Days before the first day of such Interest Period in an amount substantially equal to the amount of such Loan and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period.

	"LIBOR Loan" means a Loan when it bears interest at the LIBOR Rate.

	"LIBOR Rate" means, with respect to a LIBOR Loan for the relevant Interest Period, the sum of (i) LIBOR applicable to such Interest Period, plus (ii) the Applicable Margin. The LIBOR Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

	"LIBOR Reserve Percentage" means, for any Interest Period for any LIBOR Loan, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including any emergency, supplemental or other marginal reserve requirement) for the Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on such LIBOR Loan is determined) having a term equal to such Interest Period.

	"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

	"Loan" means, with respect to a Lender, a LIBOR Loan or a Base Rate Loan.

	"Loan Documents" means this Agreement, any Letter of Credit Requests, the Letters of Credit, the Notes and the Guaranties executed by the Borrower or any Guarantor in connection herewith and any other agreement executed by the Borrower or any Guarantor in connection herewith, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

	"Material Adverse Effect" means a material adverse effect on
(i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

	"Multiemployer Plan" means a Plan that is a "multiemployer plan" as defined in Section 3(37) or 4001(i)(3) of the Borrower's
ERISA Plan.

	"Net Income" means for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with Agreement Accounting Principles.

	"Note" means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.
	"Notice of Assignment" is defined in Section 12.3(ii).

	"Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

	"Participants" is defined in Section 12.2(i).

	"Payment Date" means the first day of each January, April, July and October in each calendar year.

	"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

	"Person" means any natural person, corporation, firm, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

	"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by the Borrower or any member of the Controlled Group.

	"Prior Loan Agreement" is defined in the first Recital.

	"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

	"Purchasers" is defined in Section 12.3(i).

	"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

	"Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of
Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

	"Required Lenders" means Lenders in the aggregate having at least 76% of the Aggregate Commitment or, if the Aggregate
Commitment has been terminated, Lenders in the aggregate holding at least 76% of the aggregate unpaid principal amount of the outstanding Loans.

	"SEC" means the United States Securities and Exchange
Commission.

	"SEC Report" means a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934.

	"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

	"Single Employer Plan" means a Plan other than a Multiemployer Plan.

	"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

	"Taxes" is defined in Section 3.2.

	"Total Debt Ratio" means for the Borrower and its Subsidiaries on a consolidated basis, determined as of the end of each fiscal quarter for the period of four fiscal quarters then ended, the ratio of Funded Debt (including obligations under Capitalized Leases) outstanding at such time to EBITDA.

	"Transferee" is defined in Section 12.4.

	"Type" means, with respect to a Loan, its nature as a Base Rate Loan or a LIBOR Loan.
	"UBOC" means Union Bank of California, N.A. in its individual capacity, and its successors.

	"Unfunded Liabilities" means the amount (if any) by which the present value of all nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plans.

	The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


ARTICLE 2

THE CREDIT

	2.1	Commitment.  Each Lender severally agrees, on the terms and
conditions set forth in this Agreement, to make Loans on a revolving credit basis to the Borrower from time to time and to participate in standby and/or commercial letters of credit issued for the account of the Borrower pursuant to Section 2.10 from time to time (each a "Letter of Credit" and, collectively, the "Letters of Credit"), from and including the Closing Date to but excluding the Facility Termination Date in an amount not to exceed the amount of its Commitment. The sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed, at any time, the amount of the Aggregate Commitment. Further, the sum of (a) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (b) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $3,500,000 at any time. Within the limit of each Lender's Commitment, the Borrower may borrow, have Letters of Credit issued and/or renewed for the Borrower's account, prepay Loans, reborrow and have additional Letters of Credit issued for the Borrower's account.

	2.2	Commitment Percentage.  The principal amount of each
Lender's Loan and participation in a Letter of Credit shall be in an amount equal to the product of (i) such Lender's Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Loan or Loans or Letters of Credit requested; provided that in no event shall any Lender be obligated to make a Loan if after giving effect to such Loan such Lender's Loans, Commitment
Percentage of the aggregate Letter of Credit Amount of all
Letters of Credit outstanding and Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of
Credit outstanding would exceed its Commitment or if the amount of such requested Loan is in excess of such Lender's Available
Commitment.
	2.3	Types of Loans.  The Loans may from time to time be (i)
LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Section 2.12. Notwithstanding the foregoing, the initial Loans made on the Closing Date shall be made as Base Rate
Loans and shall be subject to conversion to LIBOR Loans pursuant to Section 2.12. Each Lender may make or maintain its Loans to the Borrower by or through any Applicable Lending Office. At no time shall more than ten Advances be outstanding.

	2.4	Notes.  The Loans made by each Lender to the Borrower shall
be evidenced by a Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by such Lender to the Borrower, with interest thereon as prescribed in Sections 2.13 and 2.14. Each Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such recordation or notation in the books and records of the Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Notes. Each Note shall
(i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.13 and 2.14 and (iii) be stated to be payable on the Facility Termination Date.

	2.5	Notice of Borrowing.  The Borrower shall give the Agent
irrevocable written notice substantially in the form of Exhibit F attached hereto (which notice must be received by the Agent prior to 12:00 noon, Los Angeles time, on the proposed Borrowing Date or, if all or any part of the Loans are requested to be made as LIBOR Loans, three Business Days prior to each proposed Borrowing
Date) requesting that the Lenders make the Loans on the proposed Borrowing Date and specifying (i) the aggregate amount of Loans requested to be made (which must be in an aggregate amount equal to at least $1,000,000 or an integral multiple of $1,000,000),
(ii) subject to Section 2.3, whether the Loans are to be LIBOR
Loans, Base Rate Loans or a combination thereof and (iii) if the Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Loan and the respective lengths of the Interest Periods therefor. On receipt of such notice, the Agent shall promptly notify each Lender thereof not later than 10:30 a.m., Los Angeles time, on the date of receipt of such notice. On the proposed Borrowing Date, not later than 1:00 p.m., Los Angeles time, each Lender shall make available to the Agent at its office specified in Section 13.1 such Lender's
Commitment Percentage of the aggregate borrowing amount (as determined in accordance with Section 2.2) in immediately available funds. Not later than 1:30 p.m., Los Angeles time, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Section 4, the Agent shall make such Loans available to the Borrower in immediately available funds.
Each notice pursuant to this Section 2.5 shall be irrevocable and binding on the Borrower. The Agent may, in the absence of notification from any Lender that such Lender has not made its pro rata share available to the Agent, on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate amount of Loans.

	2.6	Commitment Reduction.  At the Borrower's option and upon at
least five Business Days' prior irrevocable written notice to the Agent, with such notice specifying the amount and the date of such reduction, the Borrower may permanently reduce the Aggregate
Commitment in whole at any time or in part from time to time;
provided, however, that each partial reduction of the Aggregate
Commitment shall be in an aggregate amount equal to at least
$1,000,000 or an integral multiple of $1,000,000. The Agent shall promptly notify each Lender (by telecopy or by telephone) of such requested Commitment reduction.

	Reductions of the Aggregate Commitment pursuant to this Section
2.6 shall automatically effect a reduction of the Commitment of each Lender to an amount equal to the product of (i) the Aggregate Commitment of all Lenders, as reduced pursuant to this
Section 2.6 and (ii) the Commitment Percentage of such Lender, in each case determined immediately prior to such reduction of the Aggregate Commitment on such date.

	Upon each reduction of the Aggregate Commitment, the Borrower shall (i) pay the unused commitment fee, payable pursuant to
Section 2.11(i), accrued on the amount of the Aggregate
Commitment so reduced through the date of such reduction, (ii) prepay the amount, if any, by which the sum of (a) the aggregate unpaid principal amount of the Loans, (b) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (c) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the amount of the Aggregate Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment (or, with respect to outstanding Letters of Credit, make a cash collateral deposit in an amount equal to such excess to the extent such excess is not corrected by the foregoing prepayment) and (d) compensate the Lenders for their funding costs, if any, in accordance with
Section 3.1.

	2.7	Commitment Obligations.  Neither the Agent nor any Lender
shall be responsible for the obligation or Available Commitment of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other
Lender or the Borrower of its obligations under this Agreement and the Notes. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

	2.8	Commitment Termination.  The Commitment of each Lender and
the Aggregate Commitment shall terminate on the Facility
Termination Date.

	2.9	Required Payments.  The outstanding Loans and all other
unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

	2.10	Issuance of Letters of Credit.

	(i)	The Borrower shall be entitled to request the issuance of
standby and/or commercial Letters of Credit from time to time from and including the Closing Date to but excluding the date which is seven Business Days prior to the Facility Termination
Date by giving the Agent (a) a standby Letter of Credit Request at least three Business Days before the requested date of issuance of such standby Letter of Credit and (b) a commercial
Letter of Credit Request no later than the requested date of issuance of such commercial Letter of Credit (provided that such Letter of Credit Request is received by the Agent no later than 11:00 a.m., Los Angeles time and any Letter of Credit Request received after such time shall be deemed to have been received on the next Business Day) (which date of issuance shall be a Business Day). All letters of credit outstanding on the Closing
Date which were issued under the Prior Loan Agreement shall be deemed to have been issued hereunder on and as of the Closing
Date and shall be subject to the terms and conditions hereof.  No
Letter of Credit shall have an expiration date more than one year from its date of issuance. The aggregate Letter of Credit
Amounts under all outstanding Letters of Credit and the aggregate amount of unreimbursed drawings under Letters of Credit shall reduce, dollar for dollar, Aggregate Available Commitment. The sum of (a) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (b) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not at any time exceed $3,500,000. In addition, the sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed, at any time, the Aggregate Commitment. Any Letter of Credit Request received by the Agent later than 10:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day.
Each Letter of Credit Request shall be made in writing, shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid
Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in
Section 4.3, the Agent will issue the requested Letter of Credit from its office specified in Section 13.1.

	Commercial Letters of Credit shall be used only for the purpose of supporting purchases of inventory by the Borrower and standby
Letters of Credit shall be used solely to provide support for leasing (including Capitalized Leases) and insurance obligations of the Borrower.

	(ii)	Immediately upon the issuance of each Letter of Credit, the
Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Lender's Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Agent shall promptly advise each Lender of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

	(iii)	The payment by the Agent of a draft drawn under any
Letter of Credit shall first be made from any cash collateral deposit held by the Agent with respect to such Letter of Credit. After any such cash collateral deposit has been applied, the payment by the Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Agent in its individual capacity as a Lender hereunder (in such capacity, the "Drawing Lender") of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 4.3). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 12:00 noon, Los Angeles time, on the day of payment of such drawing, the Agent shall promptly notify each other Lender. Each Lender shall, on the day of such notification (or if such notification is not given by 1:00 p.m., Los Angeles time, on such day, then on the next succeeding Business Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Lender's participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in Section 4.3) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 1:00 p.m., Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for each day such amount remains outstanding.

	(iv)	The obligations of the Borrower with respect to any Letter
of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate
Loan made under Section 2.10(iii) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

		(a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

		(b) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Lender (other than the defense of payment to a Lender in accordance with the terms of this Agreement) or any other
Person, whether in connection with this Agreement, any other Loan
Document, the transactions contemplated hereby or thereby or any unrelated transaction;

		(c) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

		(d) payment by the Agent under any Letter of Credit against presentation of a draft or certificate that does not comply on its face with the terms of such Letter of Credit;

		(e) any exchange, release or nonperfection of any collateral, or any release, amendment or waiver of or consent to departure from any Guaranty, other Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit; and

		(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

	(v)	The Borrower shall pay to the Agent with respect to each
Letter of Credit issued hereunder, the following fees:

		(a)	for each commercial Letter of Credit for the period
from and including the day such commercial Letter of Credit is issued to but excluding the day such commercial Letter of Credit expires, a letter of credit fee to the Agent for the benefit of the Lenders equal to the amount set forth on the Agent's published Schedule of International Fees (such fee to be payable on the date of issuance) except for payment fees, which shall be equal to the greater of (x) the product of (i) .125% and (ii) the Letter of Credit Amount of such Letter of Credit paid or (y) $100
(such payment fee to be payable on the date such Letter of Credit is paid);

		(b)	for each commercial Letter of Credit, a fronting
fee to the Agent for its benefit alone equal to (x) $100, if the commercial Letter of Credit Amount is less than $500,000 or (y)
 .125% of the Letter of Credit Amount, if the commercial Letter of Credit Amount is equal to or more than $500,000 (such fee to be payable on the date of issuance);

		(c)	for each standby Letter of Credit, for the period
from and including the day such standby Letter of Credit is issued to but excluding the day such standby Letter of Credit expires, a letter of credit fee to the Agent for the benefit of the Lenders equal to 1% per annum of the Letter of Credit Amount
(such fee to be payable on the date of issuance);

		(d)	for each standby Letter of Credit, a fronting fee
to the Agent for its benefit alone equal to .25% of the Letter of Credit Amount (such fee to be payable on date of issuance); and

		(e) from time to time, such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent's standard internal charge guidelines and the related Letter of Credit
Request.

	(vi)	The Borrower agrees to the provisions in the Letter of
Credit Request form; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said form.

	(vii)	The Borrower assumes all risks of the acts or
omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(iii) in the absence of any gross negligence or wilful misconduct by the Agent, payment by the Agent against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

	2.11	Fees.  The Borrower agrees to pay to the Lenders an unused
commitment fee to be shared among Lenders on the basis of their respective Commitment Percentages with respect to the Commitments for the period from and including the Closing Date to but excluding the Facility Termination Date, computed at the applicable percentage set forth below of the average daily aggregate amount of the Aggregate Available Commitment from time to time in effect, to be payable quarterly in arrears on each Payment Date and on the Facility Termination Date, commencing on the first such date to occur after the Closing Date.

                                           Commitment
      Leverage Ratio Level                     Fee

              1                               .125%
              2                               .175%
              3                               .250%
              4                               .375%
              5                               .500%

	2.12	Voluntary Conversion of Advances.  The Borrower may on any
Business Day, upon written notice given to the Agent not later than 12:00 noon, Los Angeles time, on the third Business Day before the date of the proposed conversion and subject to the provisions of Section 3.1(c), convert any Advance into an Advance of another Type; provided, however, that, with respect to a conversion from a LIBOR Loan into a Base Rate Loan, any such conversion shall be made on, and only on, the last day of the Interest Period for such Loan. Each such notice of a conversion shall, within the restrictions specified above, specify (a) the Loan to be converted, (b) the type of Loan into which such Loan is to be converted and (c) the requested date for such conversion. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. Any part of outstanding
LIBOR Loans and Base Rate Loans may be converted as provided herein, provided (i) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Facility
Termination Date and (ii) the Borrower shall not have the right to continue or convert to a LIBOR Loan if a Default shall have occurred and be continuing. However, if the Borrower shall fail to give any required notices described above in this Section or if such continuation is not permitted pursuant to the preceding sentence, such Loans shall be automatically converted to Base
Rate Loans on the last day of such then-expiring Interest Period.

	2.13	Interest.  A Base Rate Loan shall bear interest on the
outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a LIBOR
Loan into a Base Rate Loan pursuant to Section 2.12 to (but not including) the date it becomes due or is converted into a LIBOR
Loan pursuant to Section 2.12 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on any Loan maintained as a Base Rate Loan will take effect simultaneously with each change in the Corporate Base Rate. Each LIBOR Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the LIBOR Rate determined as applicable to such LIBOR Loan.

	For purposes of determining the Applicable Margin for all Loans, interest rates on the Loans shall be calculated on the basis of the Total Debt Ratio set forth in the most recent certificate of an Authorized Officer of the Borrower delivered pursuant to
Section 6.1(v) (a "Leverage Ratio Level Certificate"). For accrued and unpaid interest only (no changes being made for interest payments previously made), changes in interest rates on the Loans attributable to changes in the Applicable Margin caused by changes in the applicable Leverage Ratio Level shall be calculated upon the delivery of a Leverage Ratio Level
Certificate and such change shall be effective (y) in the case of a Base Rate Loan, on the day subsequent to the delivery of the Leverage Ratio Level Certificate and (z) in the case of a LIBOR
Loan, from the first day of the Interest Period applicable to such LIBOR Loans subsequent to the delivery of the Leverage Ratio
Level Certificate. If, for any reason, the Borrower shall fail to deliver a Leverage Ratio Level Certificate when due in accordance with Section 6.1(v), and such failure shall continue for a period of twenty days, the Leverage Ratio Level shall be deemed to be Level 5, retroactive to the date on which the Borrower should have delivered such Leverage Ratio Level
Certificate and shall continue until a Leverage Ratio Level
Certificate indicating a different Leverage Ratio Level is delivered to the Agent.

	2.14	Rates Applicable After Default.  Notwithstanding anything
to the contrary contained in Section 2.3 or 2.12, during the continuance of an Event of Default no Loan may be made as, converted into or continued as a LIBOR Loan. During the continuance of an Event of Default each Loan shall bear interest at a rate per annum equal to the Base Rate otherwise applicable to the Base Rate Loan plus 3% per annum. All such interest shall be payable on demand of the Agent.

	2.15	Method of Payment.  All payments of the Obligations
hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article 13, or at any other Applicable Lending Office of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m., Los Angeles time, on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article 13 or at any Applicable Lending Office specified in a notice received by the Agent from such Lender. The Agent is hereby authorized (but not obligated) to charge the account of the Borrower maintained with UBOC for each payment of principal, interest and fees as it becomes due hereunder.

	2.16	Telephonic Notices.  The Borrower hereby authorizes the
Lenders and the Agent to convert or continue Loans and effect selections of Types of Loans based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

	2.17	Interest Payment Dates; Interest and Fee Basis.  Interest
accrued on each Base Rate Loan shall be payable on each Payment
Date, commencing with the first such date to occur after the date hereof, on any date on which a Base Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Loan converted into a LIBOR Loan on a day other than a Payment Date shall be payable on the date of conversion.
Interest accrued on each LIBOR Loan shall be payable on the last day of its applicable Interest Period, on any date on which the LIBOR Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each LIBOR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest
Period.

	Interest on Loans and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m., Los Angeles time, at the place of payment. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause any payment of interest on or principal of any LIBOR Loan to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day, and such shortened time shall in such case be used in the computation of payment of interest. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

	2.18	Notification of Loan, Interest Rates, Prepayments and
Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of a borrowing notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each LIBOR Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Corporate Base Rate.

	Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

	2.19	Applicable Lending Offices.  Each Lender may book its Loans
at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable
Lending Office and the Note shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written or telex notice to the Agent and the Borrower, designate an Applicable Lending Office through which the Loans will be made by it and for whose account Loan payments are to be made.

	2.20	Non-Receipt of Funds by the Agent.  Unless the Borrower or
a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

	2.21	Withholding Tax Exemption. At least five Business Days
prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

	2.22	Optional Prepayments.  The Borrower may on the last day of
any Interest Period with respect thereto, in the case of LIBOR
Loans, or at any time and from time to time, in the case of Base
Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable written notice, in the case of LIBOR Loans, and upon at least one Business Day's irrevocable written notice, in the case of Base Rate Loans, from the Borrower to the Agent, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, Base Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or an integral multiple thereof.


ARTICLE 3

CHANGE IN CIRCUMSTANCES


	3.1	Yield Protection.

		(i)	If any repayment of principal of, or conversion of,
any LIBOR Loan is made other than on the last day of an Interest
Period therefor, as a result of a prepayment, payment or conversion, or an acceleration of the maturity of the Loan pursuant to Section 8, or for any other reason, or if the Borrower shall fail to borrow a LIBOR Loan after requesting one, then the Borrower shall, upon demand by the Agent pay to the Lenders any amounts required to compensate them for any additional losses, costs or expenses that they may reasonably incur as a result of such repayment, conversion or failure to borrow, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain such LIBOR Loan.

	    (ii)	If, due to either (a) the introduction of or any
change in or in the interpretation of any Governmental Rule or
(b) the compliance by the Lenders with any Governmental Rule
(whether or not having the force of law), there is any increase in the cost to the Lenders of agreeing to make, making, funding or maintaining any LIBOR Loan, then the Borrower shall from time to time, upon written demand by the Agent, pay to the Agent additional amounts sufficient to compensate the Lenders for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

	   (iii)	Notwithstanding any other provision of this
Agreement, if the introduction of or any change in or in the interpretation of any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans hereunder, then, on notice thereof and demand therefor by the Agent to the Borrower,
(a) the obligation of such Lender to make LIBOR Loans and to convert Base Rate Loans into LIBOR Loans shall terminate and (b) the Borrower shall forthwith prepay in full all LIBOR Loans then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts all LIBOR Loans then outstanding into Base Rate Loans in accordance with Section 2.12.

	    (iv)	If, with respect to any LIBOR Loan, the Agent
notifies the Borrower that LIBOR for such Loan will not adequately reflect the cost to one or more Lenders (as determined by such Lender(s) in good faith on the basis of market conditions then in effect) of making, funding or maintaining such Loan, then
(a) such Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (b) the obligation of the affected Lender to make, or to convert Base Rate Loans into LIBOR Loans shall be suspended until the Agent notifies the Borrower that the circumstances causing such suspension no longer exist.

	3.2	Taxes.  All payments by or on behalf of the Borrower
hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Person, other than any tax on or measured by the overall net income of the Agent or a Lender pursuant to the income tax laws of the United States, the jurisdiction where the Agent's or such Lender's principal office is located or any political subdivision thereof (collectively, the "Taxes")) shall not be less than the amounts otherwise specified to be paid hereunder. A certificate as to any additional amounts payable to the Agent or a Lender hereunder submitted to the Borrower by the Agent shall show in reasonable detail the amount payable to the Agent or a Lender and the calculations used to determine in good faith such amount and shall be conclusive absent manifest error. Any amounts payable by the Borrower hereunder with respect to past payments shall be due within ten days following receipt by the Borrower of such certificate from the Agent; and such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Agent) to establish any tax credit to which a Lender may be entitled. The agreements and obligations of the Borrower under this paragraph shall survive the payment in full of the Loans.


ARTICLE 4

CONDITIONS PRECEDENT

	4.1	Initial Loan or Letter of Credit.  The Lenders shall not be
required to make their initial Loans or participate in the initial Letter of Credit hereunder unless the Borrower has furnished to the Agent:

	      (i) this Agreement and the Notes, duly executed by the Borrower;

	     (ii)  the Guaranties, duly executed by each Guarantor;

	    (iii) Articles of Incorporation and Bylaws of the Borrower and each Guarantor certified by the Secretary of State of the relevant state of incorporation;

	     (iv) Resolutions of the Board of Directors of the Borrower and of the executive officers of each Guarantor approving the execution, delivery and performance by the Borrower and each Guarantor, of the Loan Documents to which the Borrower and each Guarantor is a party, certified by the Secretary of the Borrower and each Guarantor to be true and correct and in full force and effect;

	      (v) an Incumbency Certificate of the Borrower and each Guarantor;

	     (vi) a favorable legal opinion (in form and substance satisfactory to the Agent) of counsel to the Borrower and each Guarantor;

	    (vii) evidence that all amounts outstanding under the Prior Loan Agreement have been paid in full and that such agreement has been terminated;

	   (viii) a duly completed Leverage Ratio Level Certificate in substantially the form of Exhibit D hereto;

	     (ix) all fees and expenses to be paid on the Closing Date (including, but not limited to, amounts due to UBOC in reimbursement of costs and expenses under the Prior Loan
Agreement);

	      (x) no statute, rule, regulation, order, decree or preliminary or permanent injunction of any court or administrative agency or, to the best knowledge of the Borrower, any such action threatened by any Person, shall be in effect that prohibits the Lenders from consummating the transactions contemplated by this Agreement and the other Loan Documents;

	     (xi) copies of the Borrower's consolidated audited financial statements for the period ending February 3, 1996, together with any management letter prepared by the accountants, and unaudited financial statements for the period ending August 3, 1996;

	    (xii)	evidence satisfactory to the Agent that there shall
have been no material adverse change to the syndication markets for credit facilities similar to this Agreement and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets which would have an adverse effect on such syndication market, as determined by the Agent in its sole discretion; and

	   (xiii)	such other documents, instruments and opinions as
the Agent or its counsel may have reasonably requested.

	4.2	All Loans.  The Lenders shall not be required to make any
Loan (including the initial Loan) hereunder unless the Borrower has furnished to the Agent with sufficient copies for the
Lenders:

		(i)		a duly completed certificate executed by an
Authorized Officer of the Borrower certifying that:

			(a)	there exists no Default or Event of
Default;

			(b)	the representations and warranties
contained in Article 5 hereof are true and correct as of the Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;
and

			(c)	no event has occurred, or condition
exists, which could have a Material Adverse Effect.

		(ii)	in the case where Loan proceeds are to be used for
an Acquisition and such Acquisition will result in the Borrower being required to file an SEC Report, executed copies of each of the Acquisition Documents, certified by an Authorized Officer, together with the other documents required by Section 6.14;

		(iii)	in the case where Loan proceeds are to be used for
an Acquisition, evidence satisfactory to the Agent that the Acquisition contemplated by the relevant Acquisition Documents will immediately be consummated upon the funding of the Loan; and

		(iv)	such other documents as the Agent or its counsel
may have reasonably requested.

	4.3	All Letters of Credit.  The Agent shall not be required to
issue any Letter of Credit and the Lenders shall not be required to participate in any Letter of Credit (including the initial
Letter of Credit) hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

		(i)	a completed Letter of Credit Request with regard to
each such Letter of Credit;

		(ii)	all fees to be paid to the Agent in connection with
each Letter of Credit shall have been paid; and

		(iii)	such other documents as the Agent, any Lender or
its respective counsel may have reasonably requested.

	Any Letter of Credit Request delivered to the Agent shall be deemed a representation and warranty to the Agent and the Lenders that:

		(i)  there exists no Default or Event of Default;

		(ii)  the representations and warranties contained in
Article 5 hereof are true and correct as of the issuance date of each Letter of Credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

		(iii) no event has occurred, or condition exists, which could have a Material Adverse Effect.


ARTICLE 5

REPRESENTATIONS AND WARRANTIES

	The Borrower represents and warrants to the Lenders that:

	5.1	Authorization.  The execution, delivery and performance by
the Borrower of the Loan Documents to which the Borrower is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene any applicable law, rule, regulation or order or any contractual restriction binding on or affecting the Borrower or its Subsidiaries.

	5.2	Governmental Action.  No authorization, approval or other
action by, or notice to or filing with, any Governmental Person is required for the due execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party.

	5.3	Enforceability.  Each Loan Document to which the Borrower
is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

	5.4	Use of Proceeds.  The Borrower will use the proceeds of the
Loans solely for the (a) repayment of amounts outstanding under the Prior Loan Agreement, (b) to make permitted Acquisitions, (c) to make permitted Capital Expenditures and (d) for other general working capital purposes. No action has been taken or is currently planned by the Borrower, or any agent acting on its behalf, which would cause this Agreement or the Notes to violate
Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loans or Letters of Credit will be used directly or indirectly for such purpose.

	5.5	Litigation.  There is no litigation, tax claim, proceeding,
arbitration or dispute pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or its Property, an adverse determination in which could have a Material
Adverse Effect.

	5.6	Financial Statements.  The consolidated financial
statements of the Borrower dated February 3, 1996 and August 3, 1996, copies of which have been delivered to the Lenders, fairly and accurately reflect the financial condition of the Borrower and its Subsidiaries as of such date, and since such date there has been no Material Adverse Effect.

	5.7	Taxes.  The Borrower and each Subsidiary has filed all tax
returns and reports required to be filed and has paid all applicable federal, state and local franchise and income taxes which are due and payable.

	5.8	Subsidiaries.  Schedule 2 hereto contains an accurate list
of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock or ownership interests owned by the Borrower or other
Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

	5.9	ERISA.  The Unfunded Liabilities do not in the aggregate
exceed $1,000,000. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, except to the extent that the failure to comply therewith does not have a Material Adverse Effect. No Reportable
Event has occurred with respect to any Single Employer Plan, except to the extent that such Reportable Event has no Material
Adverse Effect. Neither the Borrower nor any Subsidiary (a) is a party to any Multiemployer Plan or (b) has withdrawn from any Multiemployer Plan, except to the extent such actions do not have a Material Adverse Effect.

	5.10	Accuracy of Information.  No information, exhibit or report
furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.

	5.11	Organization and Existence.  The Borrower is duly
organized, validly existing and in good standing under the laws of the State of Delaware and it has the corporate power and authority, and the legal right, to own and operate its Properties and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply thereunder could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

	5.12	Consents.  No consent or authorization of, or filing with
or other act by or in respect of, any Governmental Authority, or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan
Documents. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, the Loans, the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or contractual obligations of the Borrower or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective Properties or revenues pursuant to any such Requirement of Law or contractual obligation, except pursuant to the Loan Documents or otherwise as permitted hereunder, which Lien could reasonably be expected to have a Material Adverse Effect.

	5.13	Intellectual Property.  The Borrower and each of its
Subsidiaries owns, or is licensed to use, all trademarks, tradenames, patents, copyrights, material permits, licenses or other intangibles necessary for the conduct of its business as currently conducted, except to the extent that the failure to own or license such property could not reasonably be expected to have a Material Adverse Effect.

	5.14	Default.  There exists no Default or Event of Default.

	5.15	Nature of Business.  Neither the Borrower nor any of its
Subsidiaries is engaged in any material business other than the ownership and operation of pet food and supply retail stores and the manufacture or procurement of pet food and supplies.

	5.16	Ranking of Loans.  This Agreement and the other Loan
Documents to which the Borrower is a party, when executed, and the Loans, when borrowed are and will be the direct and general obligations of the Borrower. The Borrower's obligations hereunder and thereunder will rank at least pari passu in priority of payment with all other senior Debt, except to the extent otherwise permitted hereunder.

	5.17	Compliance with Laws.  The Borrower and each of its
Subsidiaries is in compliance with all Governmental Rules except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

	5.18	Investment Company Acts; Other Regulations.  Neither the
Borrower nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

	5.19	Environmental Matters.  The Borrower and its Subsidiaries
are in compliance in all material respects with all applicable environmental laws, and there is no contamination at, under or about any of their respective Properties, or violation of any environmental law with respect to any of their respective
Properties or the business conducted at any of their respective
Properties which involves a matter or matters which has caused or reasonably likely to cause a Material Adverse Effect.

	5.20	Title.  Except for assets which may have been disposed of
in the ordinary course of business, the Borrower has good and marketable title to all of the property reflected in its financial statements delivered to the Lenders and to all property acquired by the Borrower since the date of said financial statements, free and clear of all Liens, encumbrances, security interests and adverse claims except (a) those specifically referred to in said financial statements, (b) those permitted by
Section 6.22 hereof and (c) those that could not, in the aggregate, reasonably be expected to have a Material Adverse
Effect.


ARTICLE 6

COVENANTS


	During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

	6.1	Financial Reporting.  The Borrower will maintain, for
itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting
Principles, and furnish to the Lenders:

	   (i)	As soon as available and in any event within 45
days after the end of each quarterly fiscal period of each fiscal year of the Borrower (except the last fiscal quarter), consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated
Subsidiaries, in each case in accordance with Agreement Accounting Principles, consistently applied, as at the end of, and for, such period
(subject to normally recurring audit adjustments).

	  (ii)	As soon as available and in any event within 90
days after the end of each fiscal year of the Borrower consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied, in the case of those consolidated statements and balance sheet of the Borrower, by a unqualified opinion of independent certified public accountants of recognized national standing, which opinion shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated
Subsidiaries as at the end of, and for, such fiscal year in accordance with Agreement Accounting
Principles, consistently applied.

	 (iii)	At any time that 50% or more of the Aggregate
Commitment has been utilized, as soon as available and in any event within 30 days after the end of each fiscal month (except the last fiscal month in a fiscal year), consolidated statements of income and cash flow of the Borrower and its Consolidated
Subsidiaries for such period and the related consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such period, accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated
Subsidiaries, in each case in accordance with Agreement Accounting Principles, consistently applied, as at the end of, and for, such period
(subject to normally recurring audit adjustments).

	  (iv)	As soon as available, but in any event no later
than 45 days subsequent to the beginning of each fiscal year of the Borrower, based on the best information then currently available, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement), prepared on a quarterly format basis, of the Borrower and its Subsidiaries for such fiscal year.

	   (v)	Together with the financial statements required in
Section 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B hereto (a
"Compliance Certificate") signed by an Authorized
Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

	  (vi)	As soon as possible, but in any event within 45
days after the end of each quarter (except the last fiscal quarter, in which case within 90 days after the end of such quarter), a Leverage Ratio Level
Certificate in substantially the form of Exhibit D hereto signed by an Authorized Officer.

	 (vii)	As soon as possible and in any event within 10 days
after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer
Plan, a statement, signed by an Authorized Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

	(viii)	As soon as possible and in any event within 10 days
after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse
Effect.

	  (ix)	Promptly upon the furnishing thereof to the
shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

	   (x)	Promptly upon the filing thereof, copies of all
registration statements and annual, quarterly, monthly or other regular reports or statutory statements which the Borrower or any of its Subsidiaries files with the SEC or any insurance or regulatory agency.

	  (xi)	Such other information (including non-financial
information) as the Agent may from time to time reasonably request.

	6.2	Use of Proceeds.  The Borrower will use the proceeds of the
Loans (a) for the repayment of amounts outstanding under the Prior Loan Agreement, (b) to make permitted Acquisitions, (c) to make permitted Capital Expenditures and (d) for other general working capital purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation
U).

	6.3	Notice of Default.  The Borrower will, and will cause each
Subsidiary to, give prompt (but in any case, within 5 Business
Days) notice in writing to the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could have a Material Adverse
Effect.

	6.4	Conduct of Business.  The Borrower will, and will cause
each Subsidiary to, carry on and conduct its business in the pet food and supply business and related fields and to do all things necessary to remain in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature of its business as presently conducted; provided that the foregoing shall not be construed as a limitation on Acquisitions permitted hereunder.

	6.5	Records.  The Borrower will, and will cause each Subsidiary
to, keep adequate records and books of account, in which full and correct entries shall be made in accordance with Agreement
Accounting Principles of all financial transactions of the Borrower, its Subsidiaries, their respective assets and their respective business.

	6.6	Insurance.  The Borrower will, and will cause each
Subsidiary to, maintain insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

	6.7	Compliance with Laws.  The Borrower will, and will cause
each Subsidiary to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property, except such taxes, assessments and governmental charges as are being contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained.

	6.8	Maintenance of Properties.  The Borrower will, and will
cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

	6.9	Inspection.  At any reasonable time and from time to time
upon reasonable notice, the Borrower will, and will cause each Subsidiary to, permit the Agent, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

	6.10	Debt.  The Borrower will not, nor will it permit any
Subsidiary to, create, incur or suffer to exist any Debt, except:

	(i)	Debt of the Borrower under the Loan Documents;

	(ii)	Debt in existence on the date hereof, as set forth on
Schedule 3;
	(iii)	trade Debt incurred to acquire goods, supplies, and
services and incurred in the ordinary course of business;

	(iv)	Debt incurred to refinance all or a portion of the Loans
and/or Letters of Credit as long as all proceeds are used to repay the Loans (or apply as cash collateral for outstanding
Letters of Credit), the Debt is not senior or pari passu in any way to the Loans or the Letters of Credit remaining outstanding and such Debt does not mature prior to the maturity of Loans and/or Letters of Credit remaining outstanding; and

	(v)	Debt secured by Liens permitted pursuant to Section 6.22.

	6.11	Merger.  The Borrower will not, nor will it permit any
Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets; provided that the Borrower may merge or consolidate with another Person if (i) the Borrower is the surviving corporation, (ii) the Borrower will be in pro forma compliance with all provisions of this Agreement subsequent to such merger or consolidation and (iii) the Borrower has filed the SEC Report (if required to do so by law).

	6.12	Sale of Assets.  The Borrower will not, nor will it permit
any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business and (ii) leases, sales or other dispositions of its Property that, together with all other
Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the term of this Agreement do not require the Borrower to file an SEC Report;
provided that the foregoing shall not be construed as prohibiting a transfer of assets from a Subsidiary to the Borrower or the merger of a Subsidiary into the Borrower.

	6.13	Sale of Accounts.  The Borrower will not, nor will it
permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except the Borrower or any Subsidiary may assign accounts receivable (previously expensed by the Borrower as bad debts) for collection, with or without recourse.

	6.14	Acquisitions.  The Borrower will not, nor will it permit
any Subsidiary to, enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless:

	(i)	the Person to be (or whose assets are to be) acquired does
not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower and its Subsidiaries,

    (ii)	no Default or Event of Default shall have occurred
and be continuing either immediately prior to or immediately after giving effect to such Acquisition,

   (iii)	if any Acquisition would require the Borrower to
file an SEC Report, the Borrower shall have furnished to the Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition and (B) a Compliance Certificate prepared on a historical pro forma basis giving effect to such Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto (provided, however, that in each case if such information is not then available for such periods with respect to Borrower, any Subsidiary or the Person being acquired (or from whom assets are being acquired), then such statements may be based instead upon reasonable estimates made by Borrower as to the financial performance of such Persons for such periods) and

    (iv)	the Person acquired shall be a Subsidiary, or be
merged into the Borrower or a Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary).

	6.15	Affiliates.  The Borrower will not, and will not permit any
Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction; provided that the foregoing shall not be construed as prohibiting a transfer of assets from a Subsidiary to the Borrower or the merger of a Subsidiary into the Borrower.

	6.16	ERISA.  The Borrower will not, and will not permit any
Subsidiary to, become a party to any Multiemployer Plan.

	6.17	Capital Expenditures.  The Borrower will not, and will not
permit any Subsidiary to, make or commit to make (by way of the acquisition of securities of a person or entity or otherwise) any Capital Expenditure, except for Capital Expenditures not exceeding (i) in fiscal year 1996, $40,000,000 in the aggregate and (ii) in fiscal year 1997, the sum of $50,000,000 in the aggregate, plus an aggregate amount equal to the amount (if any) by which the actual Capital Expenditures in 1996 were less than those permitted under (i) hereof. Notwithstanding the foregoing, any Capital Expenditure made by a Person which is the subject of an Acquisition by the Borrower, prior to such Acquisition, shall not be included in determining compliance by the Borrower and its Subsidiaries with this Section.

	6.18	Total Debt Ratio.  The Borrower and its Subsidiaries on a
consolidated basis shall not permit, as of the end of each fiscal quarter for the four consecutive fiscal quarters then ended, the Total Debt Ratio to be greater than 3.0:1.0.

	6.19	Payment of Obligations.  The Borrower and each Subsidiary
will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its Property, or any part thereof, provided, however, that the Borrower and its Subsidiaries shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes assessments, charges and claims.

	6.20	Consolidated Net Worth.  The Borrower and its Subsidiaries
shall at all times maintain Consolidated Net Worth, determined as of the end of each fiscal quarter, of not less than $150,000,000 plus 50% of cumulative Net Income for the period commencing on August 3, 1996 through the end of such fiscal quarter plus 75% of any net proceeds obtained from any public equity offering. (In the event that the Borrower and its Subsidiaries have a consolidated net loss for any fiscal quarter, Net Income for purposes of this Section shall be deemed zero for such fiscal quarter).

	6.21	Minimum Interest Coverage Ratio.  The Borrower shall
maintain a ratio, determined as of the end of each fiscal quarter, for the four consecutive fiscal quarters then ended, of EBITDA to Interest Expense of not less than 4.0:1.0.

	6.22	Encumbrances and Liens.  The Borrower will not create,
assume or suffer to exist any Lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on Property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for (i) minor encumbrances and easements on real property which do not materially affect its market value, (ii) existing Liens on the Borrower's personal property; (iii) future purchase money security interests encumbering only the property purchased; (iv) statutory liens of bankers, carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent or which are being contested in good faith by appropriate proceedings; (v) deposits made in the ordinary course of business to secure liability to insurance carriers; (vi) attachment and judgment
Liens securing claims less than $1,000,000 in the aggregate
(excluding for purposes of said calculation any such Liens for which execution has been stayed, payment is covered in full by insurance, or the Borrower is prosecuting an appeal in good faith by appropriate proceedings); and (vii) monetary obligations of the Borrower under any leasing or similar arrangement which, in accordance with Agreement Accounting Principles, is classified as a Capitalized Lease. Notwithstanding the foregoing: (i) the Borrower shall not at any time encumber any real property with a purchase money security interest if (A) immediately after giving effect to such encumbrances, the purchase money Debt secured by said encumbrance will exceed 75% of the fair market value of the Property encumbered by the encumbrance or (B) immediately after giving effect to such encumbrance, the aggregate Debt of the Borrower secured by purchase money security interests in real property will exceed 5% of total assets of the Borrower and its Subsidiaries on a consolidated basis; and (ii) the Borrower shall not at any time encumber its Property with an additional Lien or encumbrance if, immediately after giving effect to such encumbrance, the Borrower would be required to file an SEC
Report.

	6.23	Loans, Advances and Guaranties.  The Borrower will not, and
will not permit any Subsidiary to, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit; provided that the foregoing shall not be construed as a limitation on guaranties or any Liens permitted hereunder.

	6.24	Investments.  The Borrower will not purchase the Debt of
another Person or entity except for:

	(i)	certificates of deposit, time deposits, Eurodollar time
deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a maturity date of not more than twelve months from the date of acquisition by the Borrower, issued by a Lender or any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus or not less than $50,000,000 whose short term securities are rated at least "A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit
Rating Co. or Fitch Investors Services, Inc.);

	(ii)	interest bearing or discounted obligations of the United
States Government, any agency thereof (including without limitation the Federal Home Loan Mortgage Corporation, the
Government National Mortgage Association, the Federal National
Mortgage Association and the Federal Farm Credit System) or any entities or pools of mortgages or other instruments formed by the United States Government or any such agencies, and in any case only if such obligation has a maturity date not more than twelve months from the date of acquisition by the Borrower;

	(iii)	obligations issued by states and local governments
or their agencies, instrumentalities, authorities or subdivisions, if such issuer has received a rating of at least
"A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc.), and in any case only if such obligation has a maturity date of not more than twelve months from the date of acquisition by Borrower;

	(iv)	commercial paper of an issuer rated at least "A" by
Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc.), and in any case only if such obligation has a maturity date not more than twelve months from the date of acquisition by Borrower;

	(v)	investments in money market funds including short-term
adjustable rate money market funds; or

	(vi)	inter-company Debt otherwise permitted by Section 6.10(iii)
hereof.

	6.25	Minimum Fixed Charge Coverage Ratio.  The Borrower shall at
all times maintain a ratio, determined as of the end of each fiscal quarter, for the four consecutive fiscal quarters then ended, of EBITDA to Consolidated Fixed Charges of not less than 2.0:1.0.

	6.26	Guaranties, Etc.  The Borrower will cause each of its
Subsidiaries hereafter formed or acquired to execute and deliver to the Agent promptly upon the formation or acquisition thereof a Guaranty in form and substance satisfactory to the Agent, guaranteeing the Obligations on substantially the same terms as the other Guarantors.


ARTICLE 7

DEFAULTS


	The occurrence of any one or more of the following events shall constitute an "Event of Default":

	7.1	Payment Defaults.  The Borrower shall fail to pay when due
any payment of principal of any Loan, or the Borrower shall fail to pay within 3 days of the date when due any reimbursement obligation (with respect to a drawing under a Letter of Credit) or interest or other charge or fee required under the terms of this Agreement or the other Loan Documents.

	7.2	Representations and Warranties.  Any representation or
warranty made by the Borrower or any Guarantor under any Loan
Document shall prove to have been incorrect or misleading in any material respect when made.

	7.3	Other Loan Document Defaults.  The Borrower or any
Guarantor shall fail to perform (a) any obligation set forth in subsections 6.1, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.17, 6.18,
6.21, 6.22, 6.23, 6.24 or 6.25 of the Agreement; (b) any
obligation set forth in subsection 6.20 of the Agreement and such failure shall continue for 14 days following the occurrence thereof; or (c) any other obligation contained in the Agreement or the other Loan Documents, and such failure shall continue for 30 days after written notice thereof from the Lenders.

	7.4	Bankruptcy.  (a) The Borrower or any Guarantor shall fail
to pay its Debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; (b) an involuntary petition under any bankruptcy law shall be filed against the Borrower or any Guarantor and shall not be dismissed or discharged within 60 days of filing; or (c)a custodian, receiver, trustee, assignee for the benefit or creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of the Borrower or any Guarantor and not be dismissed or discharged with 60 days of appointment.

	7.5	Other Agreements.  The Borrower shall fail to pay when due
principal or interest payments required under the terms of any bonds, notes, debentures or other agreements evidencing, in the aggregate, at least $5,000,000 of indebtedness (excluding, for purposes of this calculation, payments required under this Agreement or any of the other Loan Documents) and such non-payment shall continue beyond any period of grace provided with respect thereto, or the Borrower shall default in the observance or performance of any other agreement contained in any such bonds, notes, debentures or other agreements evidencing indebtedness, and the effect of such failure or default is to cause the indebtedness evidenced thereby to become due prior to its stated date of maturity.

	7.6	ERISA.  Any Governmental Person shall take any action under
ERISA, with respect to any Plan, that could have a Material
Adverse Effector that the unfunded liabilities exceed $1,000,000.

	7.7	Judgments.  A final judgment or order for the payment of
money in excess of $5,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower or any Guarantor and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process, shall be issued or levied against a substantial part of the Borrower's or any Guarantor's property and such judgment, writ, warrant of attachment, or execution or similar process, shall not be released, stayed, vacated, bonded or otherwise dismissed within 20 days after its issue or levy.

	7.8	Loan Documents.  The Guaranties or any other Loan Document
shall fail to remain in full force or effect or any action shall be taken by the Borrower or any Guarantor to discontinue or to assert the invalidity or unenforceability of any Guaranty or any other Loan Document, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.



ARTICLE 8

ACCELERATION, WAIVERS AND AMENDMENTS


	8.1	Acceleration.  If any Event of Default described in Section
7.4 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and issue and participate in Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and issue and participate in Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

	8.2	Cash Collateral.  To the extent that any Letters of Credit
are outstanding at the time of any Event of Default, the Borrower shall deliver to the Agent, for the benefit of the Lenders, a cash collateral deposit in an amount equal to the aggregate
Letter of Credit Amount for all Letters of Credit then outstanding.

	8.3	Additional Remedies.  The rights, powers and remedies given
to the Agent and the Lenders hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to the Agent and the Lenders by law against the Borrower or any other person, including but not limited to any Lender's right of setoff or banker's lien.

	8.4	Amendments.  Subject to the provisions of this Article 8,
the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

	(i)	Extend the maturity of any Loan or Note or forgive all or
any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

	(ii)	Reduce the percentage specified in the definition of
Required Lenders.

	(iii)	Increase the amount of the Commitment of any Lender
hereunder or permit the Borrower to assign its rights under this Agreement.

	(iv)	Amend this Section 8.4.

	(v)	Release any guarantor of the Loans or modify any guaranty
in any material respect.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fees required under
Section 12.3(ii) without obtaining the consent of any other party to this Agreement.

	8.5	Preservation of Rights.  No delay or omission of the
Lenders or the Agent to exercise any right under the Loan
Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to
Section 8.4, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS


	9.1	Survival of Representations.  All representations and
warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and issuance of the Letters of Credit herein contemplated.

	9.2	Governmental Regulation.  Anything contained in this
Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

	9.3	Headings.  Section headings in the Loan Documents are for
convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

	9.4	Entire Agreement.  The Loan Documents embody the entire
agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

	9.5	Several Obligations; Benefits of this Agreement.  The
respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

	9.6	Expenses; Indemnification.  The Borrower shall reimburse
the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, not to exceed, however, amounts set forth in a letter to the Borrower by UBOC dated September 26,
1996) paid or incurred by the Agent in connection with the negotiation and documentation of this Agreement. The Borrower shall also reimburse the Agent and each Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and each Lender) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan
Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan
Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit hereunder, provided that no Person shall have the right to be indemnified hereunder for such Person's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

	9.7	Numbers of Documents.  All statements, notices, closing
documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

	9.8	Accounting.  Except as provided to the contrary herein, all
accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant contained in Article 6 to eliminate the effect of any change after the date hereof in Agreement Accounting Principles
(which, for purposes of this proviso shall include the generally accepted application or interpretation thereof) on the operation of such covenants (or if the Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of Agreement Accounting Principles in effect immediately before the relevant change in Agreement
Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

	9.9	Severability of Provisions.  Any provision in any Loan
Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan
Documents are declared to be severable.

	9.10	Nonliability of Lenders.  The relationship between the
Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

	9.11	CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE
CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW
OF CONFLICTS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

	9.12	CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY
SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES
FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES IN ANY
ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN
DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL
CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND
DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION
IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT,
ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT
IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT
OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE
BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL
PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY
AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR
INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR
CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT
IN LOS ANGELES, CALIFORNIA.

	9.13	WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENT AND EACH
LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING
INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING
IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF,
RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE
RELATIONSHIP ESTABLISHED THEREUNDER.

	9.14	Integration Clause.  Except for documents and instruments
specifically referenced herein, this Agreement constitutes the entire agreement among the Agent, the Lenders and the Borrower regarding the Loans and Letters of Credit and all prior communications verbal or written between the Borrower and the Agent or any Lender shall be of no further effect or evidentiary value.

	9.15	Confidentiality.  The Lenders shall take normal and
reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower but may, in any event, make disclosures (i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments or Loans or participations therein or participations in Letters of Credit or (ii) as required or requested by any governmental agency or representative thereof or as required pursuant to any legal process or (iii) to its attorneys and accountants or (iv) as required by law or (v) in connection with litigation involving any Lender.


ARTICLE 10

THE AGENT


	10.1	Appointment.  UBOC is hereby appointed Agent hereunder and
under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article 10. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

	10.2	Powers.  The Agent shall have and may exercise such powers
under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

	10.3	General Immunity.  Neither the Agent nor any of its
directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

	10.4	No Responsibility for Loans, Recitals, etc.  Neither the
Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article 4 except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

	10.5	Action on Instructions of Lenders.  The Agent shall in all
cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan
Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

	10.6	Employment of Agents and Counsel.  The Agent may execute
any of its duties as Agent hereunder and under any other Loan
Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

	10.7	Reliance on Documents; Counsel.  The Agent shall be
entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

	10.8	Agent's Reimbursement and Indemnification.  The Lenders
agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (ii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

	10.9	Rights as a Lender.  In the event the Agent is a Lender,
the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent shall, as long as it shall be the Agent, retain at least a 25% interest in the Commitment or, if the Commitment has been terminated at least a 25% interest in Loans outstanding.

	10.10	Lender Credit Decision.  Each Lender acknowledges
that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

	10.11	Successor Agent.  The Agent may resign at any time
by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, with the consent (which shall not be unreasonably withheld) of the Borrower, if no Default has occurred and is continuing, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least
$50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning
Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


ARTICLE 11

SETOFF; RATABLE PAYMENTS


	11.1	Setoff.  Upon the occurrence and during the continuance of
any Event of Default, the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not any Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The Agent agrees to notify the Borrower promptly after any such setoff and application;
provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lenders may have.

	11.2	Ratable Payments.  If any Lender, whether by setoff or
otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1 or 3.2) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.
In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


	12.1	Successors and Assigns.  The terms and provisions of the
Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and
(ii) any assignment by any Lender must be made in compliance with
Section 12.3.  Notwithstanding clause (ii) of this Section, any
Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor
Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan
Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

	12.2	Participations.

	(i)		Permitted Participants; Effect.  Any Lender
may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

	(ii)	 Voting Rights.  Each Lender shall retain
the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, or releases any guarantor of any such Loan or any substantial amount of Collateral securing any such Loan.

	(iii)	Benefit of Setoff.  The Borrower agrees that
each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

	12.3	Assignments.

	(i)		Permitted Assignments.  Any Lender may, in
the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible
Assignees ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided, however, such assignments must be in a minimum amount at least equal to $5,000,000; provided, however, that if such Purchaser is a Lender or an Affiliate thereof, no minimum amount shall be applicable. Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

	(ii)	Effect; Effective Date.  Upon (i) delivery
to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C hereto (a
"Notice of Assignment"), together with any consents required by Section 12.3(i), and (ii) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that it is an Eligible Assignee and that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section
12.3(ii), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement
Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

	12.4	Dissemination of Information.  The Borrower authorizes each
Lender to disclose to any Participant or Purchaser or any other
Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each prospective Transferee shall execute and deliver to the Agent a confidentiality agreement (in form and substance reasonably satisfactory to the Borrower and the Agent).

	12.5	Tax Treatment.  If any interest in any Loan Document is
transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.21.


ARTICLE 13

NOTICES


	13.1	Giving Notice.  Except as otherwise permitted by Section
2.11 with respect to notices regarding conversion or continuation of Advances, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to the Borrower and the Agent at their respective addresses set forth below its signature hereto and to each Lender at its address set forth on Schedule 1 hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

	13.2	Change of Address.  The Borrower, the Agent and any Lender
may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


ARTICLE 14

COUNTERPARTS


	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.




	IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                      PETCO ANIMAL SUPPLIES, INC.



                      By: /s/ James M. Myers
                      Print Name:  James M. Myers
                      Title:  Senior Vice President-
                              Finance

                      9125 Rehco Road
                      San Diego, California 92121
                      Attention:  James M. Myers
                                  Senior Vice President -
                                  Finance

                      Telecopier: (619) 638-2154


                      UNION BANK OF CALIFORNIA, N.A.,
                      as Agent and Lender



                      By: /s/Patricia C. Rohling
                      Print Name:  Patricia C. Rohling
                      Title:  Senior Vice President



                      By: /s/ Kurt M. Hocker
                      Print Name:  Kurt M. Hocker
                      Title:  Assistant Vice President

                      445 So. Figueroa Street, 16th Floor
                      Los Angeles, California 90071-1655
                      Attention:  Kurt M. Hocker
                                  Assistant Vice President
                      Telecopier: (213) 236-7636


                      UNITED STATES NATIONAL BANK OF OREGON, as
Lender



                       By: /s/Janet Jordan
                       Print Name:  Janet Jordan
                       Title:  Vice President

                       Corporate Banking
                       111 Southwest 5th Pl. 4
                       Portland, Oregon 97204
                       Attention:  Janet Jordan
                                   Vice President
                       Telecopier:  (503) 275-5428




SCHEDULE 1

LENDERS AND APPLICABLE LENDING OFFICES



      Lender         Commitment    Applicable Lending Office

Union Bank of       $30,000,000    445 So. Figueroa Street
  California, N.A.                 16th Floor
  Agent and Lender                 Los Angeles, CA 90071-1655

                                   Attention:  Kurt Hocker
                                               Assistant Vice
                                               President
                                   Telecopier:  (213) 236-7636



United States       $10,000,000    Corporate Banking
  National Bank                    111 Southwest 5th Pl.4
  of Oregon                        Portland, Oregon 97204

                                   Attention:  Janet Jordan
                                               Vice President
                                   Telecopier:  (503) 275-5428



SCHEDULE 2

SUBSIDIARIES
(See Section 5.8)


                                                    Jurisdiction
Investment     Owned      Amount of     Percent          of
  In            By        Investment   Ownership    Organization

International  Borrower     $100          100%       California
  Pet Supplies
  and
  Distribution,
  Inc.


Pet Nosh,      Borrower     $100          100%       New York
  Consolidated
  Co., Inc.






TABLE OF CONTENTS

Page

ARTICLE 1

                        DEFINITIONS                           1

ARTICLE 2

                        THE CREDIT                            12
2.1  Commitment                                              12
2.2  Commitment Percentage                                   12
2.3  Types of Loans                                          13
2.4  Notes                                                   13
2.5  Notice of Borrowing                                     13
2.6  Commitment Reduction                                    14
2.7  Commitment Obligations                                  14
2.8  Commitment Termination                                  15
2.9  Required Payments                                       15
2.10 Issuance of Letters of Credit                           15
2.11 Fees                                                    19
2.12 Voluntary Conversion of Advances                        19
2.13 Interest.                                               20
2.14 Rates Applicable After Default                          20
2.15 Method of Payment                                       20
2.16 Telephonic Notices                                      21
2.17 Interest Payment Dates; Interest and Fee Basis          21
2.18 Notification of Loan, Interest Rates, Prepayments and
     Commitment Reductions                                   22
2.19 Applicable Lending Offices                              22
2.20 Non-Receipt of Funds by the Agent                       22
2.21 Withholding Tax Exemption                               22
2.22 Optional Prepayments                                    23
ARTICLE 3

                    CHANGE IN CIRCUMSTANCES                  24
3.1  Yield Protection                                        24
3.2  Taxes                                                   25

ARTICLE 4

                     CONDITIONS PRECEDENT                    25
4.1  Initial Loan or Letter of Credit                        25
4.2  All Loans                                               27
4.3  All Letters of Credit                                   27

ARTICLE 5

                REPRESENTATIONS AND WARRANTIES               28
5.1  Authorization                                           28
5.2  Governmental Action                                     28
5.3  Enforceability                                          28
5.4  Use of Proceeds                                         28
5.5  Litigation                                              29
5.6  Financial Statements                                    29
5.7  Taxes                                                   29
5.8  Subsidiaries                                            29
5.9  ERISA                                                   29
5.10 Accuracy of Information                                 29
5.11 Organization and Existence                              30
5.12 Consents                                                30
5.13 Intellectual Property                                   30
5.14 Default                                                 30
5.15 Nature of Business                                      30
5.16 Ranking of Loans                                        31
5.17 Compliance with Laws                                    31
5.18 Investment Company Acts; Other Regulations              31
5.19 Environmental Matters                                   31
5.20 Title                                                   31

ARTICLE 6

                           COVENANTS                         31
6.1  Financial Reporting                                     32
6.2  Use of Proceeds                                         34
6.3  Notice of Default                                       34
6.4  Conduct of Business                                     34
6.5  Records                                                 35
6.6  Insurance                                               35
6.7  Compliance with Laws                                    35
6.8  Maintenance of Properties                               35
6.9  Inspection                                              35
6.10 Debt                                                    35
6.11 Merger                                                  36
6.12 Sale of Assets                                          36
6.13 Sale of Accounts                                        36
6.14 Acquisitions                                            36
6.15 Affiliates                                              37
6.16 ERISA                                                   37
6.17 Capital Expenditures                                    37
6.18 Total Debt Ratio                                        38
6.19 Payment of Obligations                                  38
6.20 Consolidated Net Worth                                  38
6.21 Minimum Interest Coverage Ratio                         38
6.22 Encumbrances and Liens                                  38
6.23 Loans, Advances and Guaranties                          39
6.24 Investments                                             39
6.25 Minimum Fixed Charge Coverage Ratio                     40
6.26 Guaranties, Etc                                         40

ARTICLE 7

                             DEFAULTS                        40
7.1  Payment Defaults.                                       40
7.2  Representations and Warranties.                         41
7.3  Other Loan Document Defaults.                           41
7.4  Bankruptcy.                                             41
7.5  Other Agreements.                                       41
7.6  ERISA.                                                  41
7.7  Judgments.                                              42
7.8  Loan Documents                                          42

ARTICLE 8

               ACCELERATION, WAIVERS AND AMENDMENTS          42
8.1  Acceleration                                            42
8.2  Cash Collateral                                         42
8.3  Additional Remedies                                     42
8.4  Amendments                                              43
8.5  Preservation of Rights                                  43

ARTICLE 9

                       GENERAL PROVISIONS                    44
9.1  Survival of Representations                             44
9.2  Governmental Regulation                                 44
9.3  Headings                                                44
9.4  Entire Agreement                                        44
9.5  Several Obligations; Benefits of this Agreement         44
9.6  Expenses; Indemnification                               44
9.7  Numbers of Documents                                    45
9.8  Accounting                                              45
9.9  Severability of Provisions                              45
9.10 Nonliability of Lenders                                 45
9.11 CHOICE OF LAW                                           45
9.12 CONSENT TO JURISDICTION                                 46
9.13 WAIVER OF JURY TRIAL                                    46
9.14 Integration Clause                                      46
9.15 Confidentiality                                         46

ARTICLE 10

                         THE AGENT                           47
10.1  Appointment                                            47
10.2  Powers                                                 47
10.3  General Immunity                                       47
10.4  No Responsibility for Loans, Recitals, etc.            47
10.5  Action on Instructions of Lenders                      47
10.6  Employment of Agents and Counsel                       48
10.7  Reliance on Documents; Counsel                         48
10.8  Agent's Reimbursement and Indemnification              48
10.9  Rights as a Lender                                     48
10.10 Lender Credit Decision                                 49
10.11 Successor Agent                                        49

ARTICLE 11

                   SETOFF; RATABLE PAYMENTS                  50
11.1  Setoff                                                 50
11.2  Ratable Payments                                       50

ARTICLE 12

        BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    50
12.1  Successors and Assigns                                 50
12.2  Participations                                         51
12.3  Assignments                                            52
12.4  Dissemination of Information                           53
12.5  Tax Treatment                                          53

ARTICLE 13

                           NOTICES                           53
13.1  Giving Notice                                          53
13.2  Change of Address                                      54

ARTICLE 14

                         COUNTERPARTS                        54


SCHEDULE 1 - LENDERS AND APPLICABLE LENDING OFFICES
SCHEDULE 2 - SUBSIDIARIES
SCHEDULE 3 - DEBT


EXHIBIT A - FORM OF NOTE
EXHIBIT B - COMPLIANCE CERTIFICATE
EXHIBIT C - ASSIGNMENT AGREEMENT
EXHIBIT D - LEVERAGE RATIO LEVEL CERTIFICATE
EXHIBIT E - FORM OF LETTER OF CREDIT REQUEST
EXHIBIT F - FORM OF NOTICE OF BORROWING





$40,000,000



CREDIT AGREEMENT



===============================================



PETCO ANIMAL SUPPLIES, INC.

BORROWER



THE BANKS NAMED HEREIN

LENDERS



AND



UNION BANK OF CALIFORNIA, N.A.

Agent



===============================================



Dated as of December 6, 1996